STATE OF DELAWARE
CERTIFICATE OF CORRECTION

GREENLITE HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the corporation is Greenlite Holdings, Inc.

2. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 6, 2026 (the “Certificate”).

3. The Certificate contains an inaccuracy in Article FOURTH, paragraph 3, relating to the Stock Split. Due to a scrivener’s error, the Certificate incorrectly states that each one (1) share of common stock, par value $0.001 per share, of the Corporation issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as one thousand one hundred and sixty-seven (1,167) shares of Class B Common Stock. The correct multiplier is eleven thousand six hundred and sixty seven (11,667) shares of Class B Common Stock for each one (1) share of Old Common Stock.

4. Accordingly, the first sentence of Article FOURTH, paragraph 3 of the Certificate is corrected to read in its entirety as follows:

“Immediately upon the effectiveness of the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), without any further action by the Corporation or any holder of capital stock of the Corporation, each one (1) share of common stock, par value $0.001 per share, of the Corporation (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as eleven thousand six hundred and sixty seven (11,667) shares of Class B Common Stock, par value $0.0001 per share (the “Stock Split”), which shares of Class B Common Stock shall be fully paid and nonassessable.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be signed by an authorized officer this 1st day of September, 2026.

GREENLITE HOLDINGS, INC.

By:	/s/ Jonathan Lewis
Name:	Jonathan Lewis
Title:	Chief Executive Officer